News Release

For Immediate Release:	For More Information,
October 30, 2025	Katie Doyle
336-286-8741

Adam Currie Appointed to Board of Directors of First Bank and First Bancorp

First Bancorp (NASDAQ: FBNC), the parent company of First Bank (“the Bank”), announced today that G. Adam Currie, Chief Executive Officer of First Bank, has been appointed to the Boards of Directors of both First Bank and First Bancorp, effective immediately.

“This appointment reflects the Board’s confidence in Adam’s leadership and vision for First Bank’s future,” said Richard H. Moore, Chairman and CEO of First Bancorp. “Adam has played a pivotal role in our company’s growth and success, and we look forward to his continued contributions at the board level as we execute our long-term strategy.”

Currie was named CEO of First Bank in February 2025, following a tenure as President, Chief Banking Officer, and Regional President. Since joining First Bank in 2015, Currie has been instrumental in expanding the Bank’s presence across North and South Carolina, driving innovation and strengthening relationships with customers and communities. Currie demonstrates a steadfast commitment to delivering value for shareholders and strong financial performance for the company. Prior to First Bank, Currie held senior leadership roles at PNC Capital Markets and RBC Bank and began his career at Bank of America. He holds a Bachelor of Arts in Economics from the University of North Carolina at Chapel Hill and is a graduate of the Graduate School of Banking at Louisiana State University.

“I am honored to join the Boards of First Bank and First Bancorp,” said Currie. “First Bank’s legacy of service and commitment to our communities is unmatched, and I look forward to working with my fellow directors to guide the company’s continued growth and success.”

For more information about First Bank, visit www.LocalFirstBank.com.

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About First Bancorp
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.8 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community-focused bank, First Bank operates 113 bank branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions and helpful local expertise to help our customers achieve their dreams. First Bancorp's common stock is traded on the NASDAQ Global Select Market under the symbol "FBNC." Visit our website at www.LocalFirstBank.com. Member FDIC, Equal Housing Lender.